Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, made as of June 17, 2008 (the “Commencement Date”), by and between MICHAEL BAKER CORPORATION, a Pennsylvania corporation (the “Company”), and BRADLEY L. MALLORY (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to retain the services of the Executive;
     WHEREAS, Executive possesses valuable knowledge and skills that will contribute to the successful operation of the Company’s business;
     WHEREAS, the Executive is willing to be employed by the Company, upon the terms and subject to the conditions hereinafter set forth; and
     WHEREAS, the Company and Executive have agreed to execute and deliver this Agreement in consideration, among other things, of (i) the access Executive will have to confidential or proprietary information of the Company, either existing or to be developed or to be acquired hereafter by the Company, (ii) the willingness of the Company to provide valuable benefits to Executive, and (iii) Executive’s receipt of compensation from time to time by the Company;
     NOW, THEREFORE, intending to be legally bound, the Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the following terms and conditions:
ARTICLE I
EMPLOYMENT
     1.01. Office. Executive is hereby employed as President and Chief Executive Officer of the Company and in such capacity shall use his best energies and abilities in the performance of his duties hereunder and as prescribed in the By-Laws of the Company and in the performance of such other duties as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”).
     1.02. Term. Subject to the terms and provisions of Article II hereof, Executive’s employment hereunder shall continue until the third anniversary of the Commencement Date unless sooner terminated pursuant to Article II hereof or unless renewed or extended by mutual written consent of the Company and the Executive.
     1.03. Base Salary. During the term of Executive’s employment hereunder, compensation shall be paid to Executive by the Company at the rate of $430,000 per year (the annual “Base Salary”), payable on regularly scheduled payroll dates established pursuant to the Company’s standard payroll practices. The Base Salary shall compensate Executive for all services provided to the Company, including serving as a director on the Board. The rate of compensation to be paid to Executive may be adjusted upward annually for cost-of-living increases, subject to a maximum increase of three percent per year, and by the Board in additional amounts at any time based upon Executive’s contribution to the success of the Company and on such other factors as the Board shall deem appropriate.
     1.04. Bonus Compensation. Executive will be eligible to receive incentive bonuses as the Board of Directors in its sole discretion may determine from time to time to be appropriate, subject to achievement of performance criteria in excess of targets established. If earned, incentive bonuses shall be payable within 2 1/2 months following the end of the calendar year in which the amounts are no longer subject to a substantial risk of forfeiture.
     1.05. Long-Term Incentive.
     (a) Award. On the Commencement Date Executive shall be granted stock appreciation rights (“SARs”) relating to 40,000 shares of the Company’s Common Stock, which SARs will vest as provided in subsection (b).
     (b) Vesting. Executive’s SARs will vest, contingent upon Executive’s continued employment with the Company as President and Chief Executive Officer on the applicable vesting date in accordance with the following schedule:
(i)	10,000 will vest on the 18th month anniversary of the Commencement Date;

(ii)	an additional 15,000 will vest on the 24th month anniversary of the Commencement Date; and

(iii)	an additional 15,000 will vest on the 36th month anniversary of the Commencement Date.
     (c) Forfeiture.
              (i) Termination prior to 24th month anniversary. In the event that Executive’s employment as President and Chief Executive Officer is terminated before the 24th month anniversary of the Commencement Date for any reason, any SARs, whether vested or unvested, will be automatically forfeited without any compensation therefor or further action required by the Company.
              (ii) Forfeiture between 24th month and 36th month anniversary. In the event that Executive’s employment as President and Chief Executive Officer is terminated on or after the 24th month anniversary of the Commencement Date and before the 36 th month anniversary of the Commencement Date (an “Early Termination”), the following provisions shall apply:
(x)	If the Early Termination is by the Company without cause, any unvested SARs will be automatically forfeited without any compensation therefor and without further action required by the Company and any vested SARs shall be payable as provided in subsection (d)(ii).

(y)	If the Early Termination is by the Executive for any reason, by reason or death or disability or by the Company for Cause, as defined in Section 2.03 hereof, any SARs, whether vested or unvested, will be automatically forfeited without any compensation therefor or further action required by the Company.

     (d) Payment. Subject to subsection (e), the following provisions shall govern payment for vested SARs.
               (i) Timing and Amount. If Executive is employed as President and Chief Executive Officer on the 36th month anniversary of the Commencement Date, the Executive shall be entitled to a payment for vested SARs on such date. Such payment shall be equal to the positive difference, if any, between the fair market value of a share of the Company’s common stock on the 36 th month anniversary of the Commencement Date and the fair market value of a share of the Company’s common stock on the Commencement Date, multiplied by the number of vested SARs; provided, however, the maximum payment amount shall not exceed the lesser of $860,000 if all SARs have vested, or a pro-rata portion thereof (based upon a maximum payment of $21.50 per SAR) if less than all of the SARs have vested.
               (ii) Timing and Amount — Early Termination. If Executive is not employed as President and Chief Executive Officer on the 36th month anniversary of the Commencement Date and has experienced an Early Termination, the Executive shall be entitled to a payment for vested SARs upon the 30 th day following the Executive’s separation from service; provided, however, that, in the event Executive is a “specified employee” under Section 409A of the Internal Revenue Code (the “Code”) at the time of separation from service, no such amount shall be paid until the first day following the six-month anniversary of Executive’s separation from service. Such payment shall be equal to the positive difference, if any, between the fair market value of a share of the Company’s common stock on the date of the Executive’s separation from service and the fair market value of a share of the Company’s common stock on the Commencement Date, multiplied by the number of vested SARs; provided, however, the maximum payment amount shall not exceed the lesser of $286,667 if all SARs have vested, or a pro-rata portion thereof (based upon a maximum payment of $7.166675 per SAR) if less than all of the SARs have vested.
               (iii) Medium of Payment. Payment for vested SARs shall be made in cash, subject to the Company’s discretion to make such payment in shares of the Company’s common stock under and pursuant to the terms of a shareholder-approved equity incentive plan, based on the fair market value of the shares on the date of payment as provided herein.
               (iv) Fair Market Value. For purposes of this Agreement, fair market value of a share of the Company’s common stock shall be equal to the closing price of a share of the Company’s common stock as of the date for which fair market value is to be determined, as reported in The Wall Street Journal, or similar reliable publication relied upon by the Company in its discretion. In the event that fair market value cannot be determined in such manner, it shall be determined in good faith by the Board.
     (e) Forfeiture and Repayment. Any payment for SARs awarded hereunder, whether already paid or due, is expressly conditioned upon the Company’s accurate financial reporting. Any obligation or commitment to make any such payment for SARs will be terminated and any such payments already made will be subject to restitution by the Executive if Company finances require material correction or restatement or if Executive engages in conduct that is materially adverse to the interests of the Company, including statutory violations, failure to comply with the Company’s rules or regulations or fraud. The Board shall have the sole and exclusive discretion to determine what constitutes such conduct, the material nature of any correction or restatement, the circumstances related thereto and the amount of any payment.
     (f) The number of shares relating to the SARs and the fair market value thereof will be subject to adjustment upon the occurrence of stock dividends, splits and other dilutive events as provided in Annex A and determined by the Board in its discretion in order to avoid the dilution or enlargement of Executive’s rights.

     1.06. Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in connection with Executive’s employment from the Commencement Date through the Executive’s separation from service, which reimbursement shall comply with the Company’s normal policy. The expense reimbursements provided in this Section 1.06 shall be payable within 30 days of the calendar month following the calendar month in which the expense was incurred during the Executive’s employment, in accordance with the Company’s standard payroll and reimbursement procedures with respect to such expense reimbursements. All reimbursement payments with respect to expenses incurred within a particular year shall in any event be made no later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Executive shall not affect the amount of reimbursable expenses in a different taxable year, and such reimbursement shall not be subject to liquidation or exchange for another benefit.
     1.07. Executive Benefits. At all times during the term of Executive’s employment hereunder, Executive shall be covered by such major medical or health benefit plans, pensions and other benefits as are available generally to employees of the Company.
     1.08. Board Position. Executive shall be a Director of the Company and shall be permitted to hold such position at all times during the term of Executive’s employment as President and Chief Executive Officer hereunder, subject to shareholder vote and unless the Board determines in its reasonable discretion that Executive’s holding of such position is not in the best interest of the Company.
ARTICLE II
TERMINATION
     2.01. Disability. If during the term of Executive’s employment hereunder Executive shall be prevented, in the reasonable opinion of the Board, from effectively performing all his duties hereunder by reason of illness or disability which continues for at least 140 days, then the Company may, by written notice to Executive, terminate Executive’s employment hereunder. Upon delivery to Executive of such termination notice, together with payment of any salary accrued under Section 1.03 hereof, and any amounts due pursuant to Section 1.06 or Section 1.07 hereof, all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Executive under Article IV hereof, other than Section 4.03, shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.01.
     2.02. Death. If Executive dies during the term of his employment hereunder, Executive’s employment hereunder shall terminate and all obligations of the Company hereunder, other than any obligations with respect to the payment of accrued and unpaid salary under Section 1.03 hereof and any amounts due pursuant to Section 1.06 or Section 1.07 hereof, shall terminate.
     2.03. Company Termination. (a) For Cause. The Company may terminate Executive’s employment hereunder for “Cause.” For purposes of this Agreement, the term “Cause” shall mean: (i) any willful action which adversely affects, or is intended to adversely affect, the Company or any person or entity affiliated therewith, or the business or property of the foregoing, (ii) the commission of a felony (as determined by a plea or a finding of guilt in a court of competent jurisdiction), (iii) failure or refusal of Executive to perform any material duties hereunder or to obey any direction from the Board, which failure or refusal remains uncured thirty (30) days following written notice to Executive specifying such failure or refusal or (iv) any conduct contributing to, or any failure to correct deficiencies directly or indirectly resulting in, financial restatements or irregularities. Any determination that a termination of Executive’s employment is with or without Cause will be made by the Board or a committee thereof in its good faith judgment reasonably exercised.
     Upon a conclusive determination by the Board or a committee of Cause, Executive shall be paid any amounts accrued under Sections 1.03, 1.06 or 1.07 hereof, and Executive’s employment and all obligations of the Company under Article I hereof shall forthwith terminate. The obligations of Executive under Article IV hereof, other than Section 4.03, shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03(a).
     (b) Without Cause. Executive’s employment hereunder may be terminated at any time by the Company without Cause. Termination by reason of disability or death as provided in Sections 2.01 and 2.02 or any resignation by the Executive shall not be considered a termination by the Company without Cause. Upon any such termination without Cause and the execution and delivery by Executive of a separation and release agreement in the form provided by the Company, the Company shall pay to Executive an amount equal to the sum of (i) his salary accrued as of the date of termination and (ii) a severance payment equal to (x) two times the Executive’s annual Base Salary in the case of a termination without Cause occurring before the 24th month anniversary of the Commencement Date, or (y) one times Executive’s annual Base Salary in the case of a termination without Cause occurring on or after the 24th month anniversary of the Commencement Date and on or before the 36th month anniversary of the Commencement Date, and (iii)  any amounts due but unpaid pursuant to Sections 1.05, 1.06 and 1.07. Executive’s employment and all obligations of the Company under Article I hereof shall cease effective as of the date of such termination, except with respect to any payments pursuant to the immediately preceding sentence. The obligations of Executive under Article IV hereof, other than Section 4.03, shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03(b). Any severance payment by the Company to the Executive pursuant to subsection (ii) shall be made in a lump sum on the 30th day following the Executive’s separation from service; provided, however, that, in the event Executive is a “specified employee” under Section 409A of the Code at the time of separation from service, no such amount shall be paid until the first day following the six-month anniversary of Executive’s separation from service. Any salary accrued as of the date of termination and payable pursuant to subsection (i) shall be paid on the next regularly scheduled payroll date following termination and any amounts payable pursuant to subsection (iii) shall be paid on the date otherwise provided herein or the date specified in the underlying plan, policy or arrangement, as applicable.
     2.04 Non-Renewal. The Executive shall not be entitled to any severance or similar payments based upon a termination of employment on or after the 36th month anniversary of the Commencement Date, and any failure to renew or extend the terms of this Agreement shall not be deemed to be a termination without Cause or other basis for payment of any severance or similar amounts.
ARTICLE III
EXECUTIVE’S ACKNOWLEDGMENTS
     3.01. Confidential Information. Executive recognizes and acknowledges that:
     (a) in the course of Executive’s employment by the Company it will be necessary for Executive to acquire information which could include, in whole or in part, information concerning the Company’s sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer’s purchases from the Company, the Company’s sources of supply, the Company’s computer programs, system documentation, special hardware, product hardware, related software development, the Company’s manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company’s affairs (collectively referred to herein as the “Confidential Information”); provided, however, that Confidential Information does not include information which:
               (i) is or becomes generally available to the public other than as a result of a disclosure by Executive,
               (ii)  was available to Executive on a non-confidential basis prior to its disclosure to Executive by the Company or its representatives,
               (iii) becomes available to Executive on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the Confidential Information to Executive by a contractual, legal or fiduciary obligation), or
               (iv) the Executive legally obtained knowledge of prior to his first contact with the Company;
     (b)  the Confidential Information is the property of the Company;
     (c)  the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and
     (d)  it is essential to the protection of the Company’s good will and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s own advantage or the advantage of others.
     3.02. Non-Solicitation and Non-Competition. As further detailed in Article IV hereof, Executive further recognizes and acknowledges that it is essential for the proper protection of the business of the Company that Executive be restrained (a) from soliciting or inducing any employee of the Company to leave the employ of the Company, (b) from hiring or attempting to hire any employee of the Company, (c) from soliciting the trade of or trading with the customers and suppliers of the Company for any Competing Business purpose, as defined in Section 4.05 hereof, and (d) from competing against the Company for a reasonable period (as described in Section 4.05 hereof) following the termination of Executive’s employment with the Company.
     3.03. Work Made for Hire. Executive further recognizes and understands that his duties at the Company may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by him shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq. In the event of publication of such materials, Executive understands that because the work is a “work made for hire”, the Company will solely retain and own all rights in said materials, including right of copyright, and that the Company may, at its discretion, on a case-by-case basis, grant Executive by-line credit on such materials as the Company may deem appropriate.

ARTICLE IV
EXECUTIVE’S COVENANTS AND AGREEMENTS
     4.01. Non-Disclosure of Confidential Information. Executive agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company’s organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation termination by the Company for Cause or without Cause, any of the Confidential Information, whether or not developed by Executive, except as required in the performance of Executive’s duties to the Company.
     4.02. Disclosure of Works and Inventions/Assignment of Patents. Executive shall disclose promptly to the Company or its nominee any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. Such obligations shall continue beyond the termination of employment with respect to works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment, and shall be binding upon Executive’s assigns, executors, administrators and other legal representatives.
     4.03. Duties. Executive agrees to be a loyal employee of the Company. Executive agrees to devote his best efforts full time to the performance of his duties for the Company, to give proper time and attention to furthering the Company’s business, and to comply with all rules, regulations and instruments established or issued by the Company. Executive further agrees that during the term of this Agreement, Executive shall not, directly or indirectly, engage in any business which would detract from Executive’s ability to apply his best efforts to the performance of his duties hereunder. Executive also agrees that he shall not usurp any corporate opportunities of the Company.
     4.04. Return of Materials. Upon the termination of Executive’s employment with the Company for any reason, including without limitation termination by the Company for Cause or without Cause, Executive shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company’s customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.
     4.05. Restrictions on Competition. Executive covenants and agrees that during the period of Executive’s employment hereunder and for a period of one year following the termination of Executive’s employment, including without limitation termination by the Company for Cause or without Cause, Executive shall not, in the United States of America, or in any other country in which the Company has done business at any time during the last 12 months immediately prior to termination of Executive’s employment with the Company, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing

Business” shall mean: any person, corporation or other entity engaged in the business of selling or attempting to sell any product or service which is the same as or similar to products or services sold by the Company within one year prior to termination of Executive’s employment hereunder or contemplated at such time to be sold by the Company.
     4.06. Non-Solicitation of Customers and Suppliers. Executive agrees that during his employment with the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Company for any business purpose other than for the benefit of the Company. Executive further agrees that for one year following termination of his employment with the Company, including without limitation termination by the Company for Cause or without Cause, Executive shall not, on behalf of any Competing Business, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company.
     4.07. Non-Solicitation of Employees. Executive agrees that, during his employment with the Company and for one year following termination of Executive’s employment with the Company, including without limitation termination by the Company for Cause or without Cause, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire any employee of the Company.
     4.08. Work Made for Hire. Executive agrees that in the event of publication by Executive of written or graphic materials relating to the Company’s business, the Company will retain and own all rights in said materials, including right of copyright.
ARTICLE V
EXECUTIVE’S REPRESENTATIONS AND WARRANTIES
     5.01. No Prior Agreements. Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article IV hereof. Executive further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.
     5.02. Executive’s Abilities. Executive represents that his experience and capabilities are such that the provisions of Article IV will not prevent him from earning his livelihood, and acknowledges that it would cause the Company serious and irreparable injury and cost if Executive were to use his ability and knowledge in competition with the Company or to otherwise breach the obligations contained in Article IV.
     5.03. Remedies. In the event of a breach by Executive of the terms of this Agreement, the Company shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

ARTICLE VI
MISCELLANEOUS
     6.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.
     6.02. Tolling Period. If a court determines that Executive is in breach of obligations contained in Sections 4.05, 4.06 or 4.07 of Article IV hereof, those obligations shall be extended by the length of time during which Executive shall have been in breach of any of the provisions of such Article IV.
     6.03. Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them.
     6.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
     6.05. Consent to Jurisdiction. Each of the Company and Executive hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement, and each of the Company and Executive hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court.
     6.06. Service of Process. Each of the Company and Executive hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania by the mailing by certified or registered mail of copies of such process to such party at its or his address as set forth on the signature page hereof.
     6.07. Venue. Each of the Company and Executive hereby irrevocably waives any objection which it or he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. Nothing in this Section 6.07 shall affect the right of the Company to bring any action or proceeding against Executive in the courts of other jurisdictions where Executive may be found or served with process.
     6.08. Remedies. If either the Company or Executive prevails in a proceeding for injunctive relief, the non-prevailing party agrees that the prevailing party, in addition to other relief, shall be entitled to reasonable attorneys’ fees, costs and the expenses of litigation incurred by the prevailing party in securing the relief granted by the Court.
     6.09. Agreement Binding. The obligations of Executive under this Agreement shall continue after the termination of his employment with the Company for any reason, with or without Cause, and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company, and the obligations of the Company hereunder shall be binding upon the successors and assigns of the Company and shall inure to the benefit of any successors of Executive.
     6.10. Counterparts, Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.
     6.11. Compliance with Code Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Executive. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive). The term “termination,” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.
EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

Witness:

/s/ Diane E. Bemis		/s/ Bradley L. Mallory

Bradley L. Mallory

	Address:	1008 Country Club Road

Camp Hill, PA 17011

MICHAEL BAKER CORPORATION

By:	/s/ Richard L. Shaw

Richard L. Shaw, Chairman

Address:	100 Airside Drive

Moon Township, PA 15108

ANNEX A
Adjustment and Substitution of Shares
     If a dividend or other distribution shall be declared upon the Common Stock payable in shares of Common Stock, then the number of shares of Common Stock then represented by any outstanding SARs shall be adjusted by adding thereto the number of shares of Common Stock which would have been related thereto if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.
     If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock represented by any then outstanding SARs the number and kind of shares of stock or other securities or the cash or other property into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.
     In case of any adjustment or substitution as provided for in this Annex A, the initial aggregate fair market value for all shares represented by then outstanding SARs prior to such adjustment or substitution shall be the initial aggregate fair market value for all shares of stock or other securities (including any fraction), cash or other property to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new fair market value per share or other unit shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.